                             SUNHAWK.COM CORPORATION


Copyright Control Services, Inc.
Mr. David Powell, Managing Director
6 Hampton Hill Business Park
219-221 High Street
Hampton Hill, TW12 INP
United Kingdom
Fax: 44-181-977-7766

@visory
Mr. Paul Bandrowski
Mr. Duncan Shaw
1150 Underhill Road
East Aurora, NY 14052
Fax: (716) 652-7161

     Re:  Amendment #1 to the Letter of Intent

Dear David and Paul:

     This Amendment #1 to the Letter of Intent (the "Amendment") is dated this 13th day of June, 2000, and amends and otherwise revises that certain Letter of Intent dated the 14th of April, 2000, by and between Sunhawk.com Corporation (the "Buyer") and Copyright Control Services (the "Seller"). Unless otherwise indicated, Mr. Paul Bandrowski and the @visory group shall be subject to the restrictions and obligations set forth in the Letter of Intent and this amendment as if they were the Sellers. All capitalized terms not defined in this Amendment shall have the meaning set forth in the Letter of Intent.

     In connection with the consummation of the Transaction contemplated by the Letter of Intent, Buyer and Seller agree to amend the Letter of Intent as follows:

     1. THE ACQUISITION. Sections 1.1 and 1.3 of the Letter of Intent shall be deleted in their entirety and substituted, therefor shall be the following:

          1.1 Seller's shareholders, which for purposes of this Amendment shall include Mr. Paul Bandrowski and the @visory group, shall receive total consideration of one million, nine hundred fifty thousand, nine hundred thirty eight (1,950,938) shares of Buyer's Common Stock (the "Shares"), subject to the following: upon closing of the Transaction,
          (i) eight hundred twenty five thousand (825,000) shares (the "Issued Shares") shall be issued to Seller and the @visory group in accordance with the terms set forth on EXHIBIT A (ii), one million, one hundred twenty five thousand, nine hundred thirty eight (1,125,938) (the


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          "Escrowed Shares") shall be held in escrow by Buyer shares pending the satisfaction by Buyer, with the assistance and direction of Seller and the @visory group, of the market capitalization thresholds within the time periods set forth in the attached EXHIBIT A. The Issued Shares and the Escrowed Shares shall (i) not have registration rights and
          (ii) be subject to certain "lock-up" provisions and otherwise be subject to the same restrictions as those shares of Common Stock held by Buyer's principal shareholder, President and CEO, Marlin Eller.
          With respect to the Escrowed Shares, Buyer, Seller, Mr. Bandrowski and @visory, for and on behalf of any recipients of the Escrowed Shares, agree to enter into a two (2) year escrow agreement (the "Escrow Agreement") governing the release of the Escrowed Shares. Further, Mr. Bandrowski and certain other individuals working for or on behalf of @visory, to be identified by Mr. Bandrowski, will initiate and otherwise lead various business development efforts on behalf of Buyer. In connection with the various business development efforts to be initiated by Mr. Bandrowski and the other members/principals of the @visory group, Mr. Bandrowski and other members/principals of @visory, will enter into a two (2) year services agreement reflective of their proposed business development efforts and that these efforts will result in Buyer achieving market capitalization thresholds (which shall be sustained for a minimum of thirty (30) business days), in the dollar amounts and within the corresponding time periods set forth in EXHIBIT A. In the event the market capitalization thresholds are achieved within the corresponding time periods set forth in EXHIBIT A,
          (i) the Company shall release from the Escrow Agreement the corresponding number of shares of its Common Stock as set forth in EXHIBIT A and (ii) the management stock options (the "Key Management Market Capitalization Performance Option Plan") issued upon Closing shall vest in accordance with EXHIBIT A. In the event any one or all of the market capitalization thresholds are NOT achieved within the corresponding time periods, then the Escrowed Shares corresponding with the satisfaction of the particular market capitalization thresholds shall be retired, returned to the Buyer and treated as treasury shares.

     2. POST-CLOSING MATTERS. Section 2 shall be deleted in its entirety and substituted, therefor shall be the following:

          Immediately after the closing of the Transaction the following appointments shall be made:

          David Powell and Julian Searle (collectively, the "Executives") shall serve, respectively, as President of the Copyright Control Services Division of Buyer, to be located in London, England, and as Chief Technology Officer of the Copyright Control Services Division, also


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          located in London, England. Mr. Paul Bandrowski shall be nominated to fill a vacancy on the Board of Directors of Buyer located in Seattle, Washington, United States of America and shall serve as Vice-Chairman of the Board of Directors of Buyer. Additionally, David Powell and a nominee of Seller, to be acceptable to Buyer, shall be nominated to Buyer's Board of Directors.

     3. DEADLINES. Section 4 shall be deleted in its entirety and substituted, therefor shall be the following:

          If the Definitive Agreements have not been executed and delivered by 5:00 p.m. Pacific Standard time on July 31, 2000, despite the parties good faith negotiation towards that end ("Drop Dead Negotiation Date"), then the obligation of the parties to go forward with negotiations shall terminate unless extended in writing by mutual agreement. In addition, the Definitive Agreements will provide that, unless extended in writing by mutual agreement, they shall terminate and be of no further force or effect if the Transaction is not consummated by 5:00 p.m. Pacific Standard time on July 31, 2000 ("Drop Dead Consummation Date").


     This Amendment may be signed in two or more counterparts, each of which shall constitute an original and, together with the Letter of Intent, shall constitute one and the same agreement.


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Please indicate your acceptance of this Amendment by signing the signature page of this letter and returning it to us at our Seattle office by hand, courier service or facsimile prior to 5:00 p.m. Pacific Standard time on June 1, 2000.

                                   Sincerely,

                                   Sunhawk.com Corporation




                                   ----------------------------
                                   Marlin J. Eller
                                   CEO and President

         Accepted and agreed this 1st day of June, 2000.

         Copyright Control Services, Inc.


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         @visory


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